As filed with the Securities and Exchange Commission on July 19, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MEDALLIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0558353
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Medallia, Inc.

575 Market Street, Suite 1850

San Francisco, California 94105

(650) 321-3000

(Address of principal executive offices, including zip code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

2017 Equity Incentive Plan

2008 Equity Incentive Plan

(Full title of the plan)

Leslie J. Stretch

Chief Executive Officer

Medallia, Inc.

575 Market Street, Suite 1850

San Francisco, California 94105

(650) 321-3000

(Name and address and telephone number, including area code, of agent for service)

Copies to:

Steven E. Bochner Rezwan D. Pavri Andrew T. Hill Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Alan K. Grebene Medallia, Inc. 575 Market Street, Suite 1850 San Francisco, California 94105 (650) 321-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share:
—2019 Equity Incentive Plan	19,000,000 (2)	$21.00 (7)	$399,000,000.00	$ 48,358.80
—2019 Employee Stock Purchase Plan	4,000,000 (3)	$17.85 (8)	$ 71,400,000.00	$ 8,653.68
—2017 Equity Incentive Plan (Options)	22,731,854 (4)	$ 6.60 (9)	$150,048,990.61	$ 18,185.94
—2017 Equity Incentive Plan (RSUs)	9,637,843 (5)	$21.00 (7)	$202,394,703.00	$ 24,530.24
—2008 Equity Incentive Plan (Options)	25,762,723 (6)	$ 4.34 (10)	$111,698,277.84	$ 13,537.83
TOTAL:	81,132,420		$934,541,971.45	$113,266.49

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”), the Registrant’s 2019 Employee Stock Purchase Plan, as amended and restated (the “2019 ESPP”), the Registrant’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”) and the Registrant’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents 19,000,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2019 Plan. To the extent that any awards outstanding under the 2008 Plan or 2017 Plan expire, are forfeited or are otherwise repurchased by the Registrant on or subsequent to the date of this Registration Statement, the shares of Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2019 Plan. The maximum number of shares of Common Stock that can be added to the 2019 Plan from the 2008 Plan and the 2017 Plan, in the aggregate, is 63,295,435. See footnotes 4, 5 and 6 below.

(3)	Represents 4,000,000 shares of Common Stock reserved for issuance under the 2019 ESPP.
(4)

Represents 22,731,854 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2017 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Registrant on or subsequent to the date of this Registration Statement, the shares of Common Stock reserved for issuance pursuant to such awards will become available for issuance under the 2019 Plan, subject to the maximum limit set forth in the 2019 Plan. See footnote 2 above.

(5)

Represents 9,637,843 shares of Common Stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2017 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Registrant on or subsequent to the date of this Registration Statement, the shares of Common Stock reserved for issuance pursuant to such awards will become available for issuance under the 2019 Plan, subject to the maximum limit set forth in the 2019 Plan. See footnote 2 above.

(6)

Represents 25,762,723 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2008 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Registrant on or subsequent to the date of this Registration Statement, the shares of Common Stock reserved for issuance pursuant to such awards will become available for issuance under the 2019 Plan, subject to the maximum limit set forth in the 2019 Plan. See footnote 2 above.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act (“Rule 457(h)”) solely for the purpose of calculating the registration fee on the basis of $21.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated July 18, 2019 relating to its initial public offering.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $21.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated July 18, 2019 relating to its initial public offering. Pursuant to the 2019 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Common Stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2019 ESPP).

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $6.60 per share, which is the weighted average exercise price of stock option awards outstanding under the 2017 Plan as of the date of this Registration Statement.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.34 per share, which is the weighted average exercise price of stock option awards outstanding under the 2008 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Medallia, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated July 18, 2019 filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-232271), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38982) filed with the Commission on July 15, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s amended and restated bylaws will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws will also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that the Registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant’s directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s Board of Directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1(1)	Form of common stock certificate.

4.2(2)	2019 Equity Incentive Plan and related form agreements.

4.3(3)	Amended and Restated 2019 Employee Stock Purchase Plan and related form agreements.

4.4(4)	2017 Equity Incentive Plan, as amended, and related form agreements.

4.5(5)	2008 Equity Incentive Plan, as amended, and related form agreements.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-232271), filed with the Commission on June 28, 2019.
(2)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-232271), filed with the Commission on June 28, 2019.
(3)	Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-232271), filed with the Commission on July 8, 2019.
(4)	Incorporated by reference to Exhibit 10.4 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-232271), filed with the Commission on June 21, 2019.
(5)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-232271), filed with the Commission on June 21, 2019.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 19th day of July, 2019.

MEDALLIA, INC.

By:	/s/ Leslie J. Stretch
Leslie J. Stretch
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Stretch and Roxanne M. Oulman, and each one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leslie J. Stretch Leslie J. Stretch	President, Chief Executive Officer and Director (Principal Executive Officer)	July 19, 2019

/s/ Roxanne M. Oulman Roxanne M. Oulman	Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2019

/s/ Borge Hald Borge Hald	Chief Strategy Officer and Executive Chairman	July 19, 2019

/s/ Robert Bernshteyn Robert Bernshteyn	Director	July 19, 2019

/s/ Mitchell K. Dauerman Mitchell K. Dauerman	Director	July 19, 2019

/s/ Leslie J. Kilgore Leslie J. Kilgore	Director	July 19, 2019

/s/ Douglas M. Leone Douglas M. Leone	Director	July 19, 2019

/s/ Stanley J. Meresman Stanley J. Meresman	Director	July 19, 2019

/s/ Amy E. Pressman Amy E. Pressman	Director	July 19, 2019

/s/ Steven C. Walske Steven C. Walske	Director	July 19, 2019